Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: HANK NICODEMUS
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

STOCK REPURCHASE PROGRAM

HOUSTON (May 24, 2004) - Equus II Incorporated (NYSE:EQS) today announced that pursuant to its previously expressed intention to seek to reduce market value discount from net asset value through share repurchases, it is resuming the share repurchase program that it began in September 1999 and suspended at the end of 2001. The Board of Directors has authorized an initial expenditure of up to $3 million for share repurchases. Equus II has approximately 6.6 million shares outstanding.

“With a net asset value of $10.54 at the end of the first quarter our shares are trading at a substantial discount,” stated Sam P. Douglass, Chairman of Equus. “We believe that the current market value of our shares does not adequately reflect the value of our Fund’s portfolio of businesses and future business prospects. As a result, we believe that EQS shares represent an attractive investment and a desirable use of a portion of our available funds.”

Under the plan, all purchases of shares will be made at the discretion of the Fund’s management and will be made in the open market or through privately negotiated transactions from time to time in compliance with the Securities and Exchange Commission’s Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. The repurchase plan does not obligate the Fund to acquire any specific number of shares and may be suspended at any time. The price that the Fund will pay for shares acquired by it will be the market price of the shares at the time of acquisition.

Equus II is a business development company and seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and two venture capital firms. Information on Equus II Incorporated and other Equus entities may be obtained on the Internet. The company’s home page address is www.equuscap.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Fund’s control which may cause the actual results, performance or achievement of the Fund to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Fund’s periodic filings with the Securities and Exchange Commission.